Exhibit (d)(23)(ii)

TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 4, 2013, to the Investment Advisory Agreement dated as of August 31, 2012 (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as attached to this amendment.

In all other respects, the Agreement dated August 31, 2012 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 4, 2013.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher
Name:	Dennis P. Gallagher
Title:	Senior Vice President, General Counsel and
Secretary and Operations

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer,
Advisory Services

SCHEDULE A

As of January 4, 2013

FUND	INVESTMENT ADVISER COMPENSATION*	EFFECTIVE DATE
Transamerica Dividend Focused	0.75% of the first $200 million; 0.65% over $200 million up to $500 million; 0.60% over $500 million	January 4, 2013
Transamerica Enhanced Muni	0.44% of the first $150 million; 0.42% over $150 million up to $350 million; 0.41% over $350 million up to $650 million; 0.39% over $650 million up to $1 billion; 0.36% over $1 billion	October 31, 2012
Transamerica Income & Growth	0.67% of the first $500 million; 0.65% over $500 million up to $1 billion; 0.63% over $1 billion up to $1.5 billion; 0.60% over $1.5 billion	October 31, 2012
Transamerica International Small Cap Value	0.925% of the first $300 million; 0.90% over $300 million up to $750 million; 0.85% over $750 million	January 4, 2013
Transamerica Small Cap Growth	0.84% of the first $300 million; 0.80% over $300 million	August 31, 2012
Transamerica Tactical Allocation	0.55% of the first $250 million; 0.54% over $250 million up to $500 million; 0.53% over $500 million up to $1.5 billion; 0.52% over $1.5 billion up to $2.5 billion; 0.51% over $2.5 billion	October 31, 2012
Transamerica Tactical Rotation	0.55% of the first $250 million; 0.54% over $250 million up to $500 million; 0.53% over $500 million up to $1.5 billion; 0.52% over $1.5 billion up to $2.5 billion; 0.51% over $2.5 billion	October 31, 2012

*	As a percentage of average daily net assets on an annual basis.